Exhibit 10.30

MASTER SERVICES AGREEMENT

This Master Services Agreement is made as of the 18th day of December, 2002 by and between GenStar Therapeutics Corporation (“GenStar”), a Delaware corporation, and Vascular Genetics Inc. (“Vascular Genetics”), a Delaware corporation. GenStar and Vascular Genetics are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.    GenStar, Genesis Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of GenStar (“Merger Sub”), and Vascular Genetics have entered into an Agreement and Plan of Reorganization, dated as of the date September 12, 2002 (the “Merger Agreement”), which provides, among other things, (i) for all issued and outstanding capital stock of Vascular Genetics to be exchanged into the right to receive shares of GenStar Common Stock, and (ii) for Merger Sub to merge with and into Vascular Genetics, with Vascular Genetics continuing as the surviving corporation (the “Merger”).

B.    It is anticipated the Merger will close in the first quarter of 2003.

C.    Prior to the closing of the Merger, the Parties desire that GenStar provide certain mutually agreed upon Services (as defined in Section 1(a) below) to Vascular Genetics, and GenStar is willing to provide such Services on the terms and conditions set forth herein.

NOW THEREFORE, the Parties agree as follows:

1.    Services.    During the term of this Agreement, GenStar will provide certain process development, manufacturing, and quality services relating to the production of VEGF-2 clinical materials (the “Services”). Such Services shall be as mutually agreed to by the Parties, from time to time, prior to the performance of such Services.

2.    Performance of Services.

(a)    GenStar shall not be obligated to hire new or additional employees to perform the Services. In addition, GenStar may contract with one or more third parties for the performance of any part or all of the Services, provided that (i) Vascular Genetics gives its prior written approval of such delegation to such third party, (ii) the level of service provided by the third party is at least substantially equivalent to that to be provided by GenStar hereunder, and (iii) such third party enters into a non-disclosure agreement acceptable to Vascular Genetics prior to the commencement of any such performance.

(b)    In the event that additional assets (“Additional Assets”) must be acquired in order to perform the Services, the acquisition of such Additional Assets is subject to the mutual agreement of both GenStar and Vascular Genetics. Without limiting the generality of the foregoing, Vascular Genetics must give its prior written approval to any and all costs and expenses incurred by GenStar associated with the acquisition, set up and validation of Additional Assets (such costs and expenses hereinafter referred to as “Incurred Asset Expenses”), Vascular Genetics agrees to reimburse GenStar in full for such Incurred Asset Expenses.

(c)    Each of GenStar and Vascular Genetics agrees to provide to the other Party on a timely basis any and all information reasonably necessary for GenStar to provide the Services as set forth herein. Neither Party shall have any right to obtain any confidential or proprietary information of the other Party as the result of the Services provided hereunder. However, in the event that confidential or proprietary information of a Party is obtained by the other Party, such information so obtained shall be treated in accordance with Section 8.

(d)    During the term of this Agreement, Vascular Genetics and its representatives shall have the right, upon reasonable notice to GenStar, to make such visits to GenStar’s facilities where the Services are being performed during normal business hours for the purpose of assessing compliance with this Agreement. Vascular Genetics’ rights shall include the option to place a representative on-site (man-in-plant), at its expense, during manufacturing and testing of materials to observe and audit all operations performed by GenStar. Vascular Genetics and its representatives also shall have the right to inspect and reference all relevant documents, files, and records for the purpose of assessing compliance with this Agreement and any Services provided hereunder. Without limiting the foregoing, any representative(s) of Vascular Genetics located on-site at GenStar’s facilities shall be at Vascular Genetics’ expense and such representative(s) shall be subject to GenStar’s standard rules and procedures for visitors at such facilities.

3.    Performance and Limitation of Services.

(a)    GenStar shall provide the Services to Vascular Genetics at a level at least comparable to that provided for its own internal operations. Without limiting the generality of the foregoing, GenStar hereby represents that it has or will obtain the experience, capability, and resources, including, but not limited to, sufficient personnel and supervisors, to perform the Services in a competent manner and GenStar further represents that it shall at all times devote the necessary personnel and supervisors to perform the Services in a competent manner.

(b)    GenStar shall not be required to perform any Services if the performance of such Services would result in the breach of any intellectual property rights of a third party, intellectual property rights held by GenStar or other applicable contracts by which it is bound. If GenStar believes it is unable to provide any Services pursuant to the foregoing, GenStar shall promptly notify Vascular Genetics. If requested by Vascular Genetics, GenStar shall use commercially reasonable efforts to obtain the rights necessary to provide such Services (“Additional Rights”), including obtaining any appropriate consents from third parties, provided that Vascular Genetics must approve in advance in writing any and all additional costs and expenses incurred by GenStar to obtain such Additional Rights (such costs and expenses hereinafter referred to as “Incurred Rights Expenses”), Vascular Genetics shall be responsible for such Incurred Rights Expenses.

(c)    GenStar, its representatives, and contracted third parties shall comply with all applicable national and international laws and regulations governing pharmaceuticals and biologics, including but not limited to the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and current Good Manufacturing Practices. GenStar, its representatives, and contracted third parties also shall comply with all other laws, statutes, regulations, rules, ordinances, and other governmental requirements pertinent to the performance of the Services hereunder.

(d)    GenStar shall not be required to provide any Services to the extent the performance of such Services becomes impracticable as a result of a cause or causes outside GenStar’s reasonable control or to the extent the performance of such Services would require it to violate any applicable laws, ordinances, rules, regulations, orders, licenses, permits and other contractual or governmental requirements.

(e)    GENSTAR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES CONTEMPLATED HEREUNDER, AND GENSTAR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER.

4.    Price.

(a)    Vascular Genetics shall pay to GenStar, as consideration for the Services performed by GenStar pursuant to this Agreement and reimbursement of any Incurred Asset Expenses and Incurred Rights Expenses, the actual amounts incurred by GenStar to perform the Services and pay such related expenses. The parties agree that such amounts shall be determined as follows:

(i)    Personnel Costs.    GenStar shall provide Vascular Genetics a purchase order setting forth the number of employees and their applicable hourly rates (as calculated below), which shall be subject to the prior written approval of Vascular Genetics, prior to the performance of the Services. GenStar shall invoice Vascular Genetics for employees performing the Services on an hourly basis. The hourly rate of each employee shall be calculated as the sum of (x) the actual cost per hour paid by GenStar to such employee (the “Base Hourly Rate”), (y) 25% of the Base Hourly Rate to cover the benefits of such employee, and (z) 20% of the Base Hourly Rate to cover fixed overhead expenditures. The hourly time billed by GenStar for each employee performing the Services shall be supported by hourly timesheets produced by such employee, which timesheets Vascular Genetics shall have the right, upon reasonable notice to GenStar, to review.

(ii)    Incurred Asset Expenses and Incurred Rights Expenses.    Any and all purchase orders for Incurred Asset Expenses and Incurred Rights Expenses by GenStar in connection with the Services shall be forwarded to, and subject to the prior written approval by, Vascular Genetics prior to acquisition of any Additional Assets or Additional Rights. If a purchase order for Incurred Asset Expenses or Incurred Rights Expenses is approved by Vascular Genetics, GenStar shall pay the applicable invoice relating to the approved purchase order in full, which amount shall be fully reimbursed by Vascular Genetics.

(b)    At the end of each month, GenStar shall submit to Vascular Genetics a monthly invoice for (i) payment of the Services hereunder, and (ii) reimbursement for Incurred Asset Expenses and Incurred Rights Expenses. All monthly invoices shall be due and payable upon the earlier of the date that is 30 days after (x) the termination of the Merger Agreement, and (y) the effective date of the Merger.

(c)    Amounts payable hereunder do not include any Taxes, and Vascular Genetics agrees to pay or reimburse GenStar for any Taxes as may be required with respect to such amounts. For the purpose of this Section, “Taxes” that mean any taxes, levies, fees, charges or other assessments, including, without limitation, excise, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency, subdivision or instrumentality thereof, and any interest, fines and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

(d)    A late fee of one and one-half percent (1.5%) per month shall be payable for all amounts due to GenStar that are more than 15 days overdue, unless this rate exceeds the maximum rate allowed by applicable law, in which event the maximum legal rate applies.

5.    Ownership of Property; Disclosure.

(a)    All memoranda, notes, records and other documents and computer software made or compiled by GenStar in the course of performing the Services or made available to it during the term of this Agreement by or on behalf of Vascular Genetics concerning the business of Vascular Genetics or its related entities, including, without limitation, all customer data, billing information, service data, and other technical material of Vascular Genetics or its related entities, shall be Vascular Genetics’ property; provided, however, that both parties agree that GenStar will only be obligated to return such materials to Vascular Genetics if all amounts owed to GenStar (including amounts for Services rendered on partially completed projects) are paid in full (including any applicable late fees).

(b)    All data generated by and all documents and records, including but not limited to electronic records, created by GenStar in the course of performing Services for Vascular Genetics must comply with the applicable recordkeeping requirements of the Federal Food, Drug, and Cosmetic Act or the Public Health Service Act. All data, documents, and records shall be under the control of authorized GenStar representatives at all times.

(c)    GenStar agrees to disclose immediately, in writing, to Vascular Genetics any invention (whether patentable or unpatentable), work of authorship (whether copyrightable or uncopyrightable), formula, device, improvement, method, process or discovery (each, an “Invention”) which relates to Vascular Genetics’ business that GenStar conceives, makes, develops, in whole or in part, solely or jointly with others in the course of its performance of Services hereunder regardless of whether (i) the Invention was made at the suggestion of Vascular Genetics; or (ii) the Invention was reduced to drawing, written description, documentation, models or other tangible form.

(d)    It is expressly agreed that the Inventions created by GenStar hereunder shall be considered specially ordered or commissioned “works made for hire”, as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and that such works and the copyright interests therein and thereto shall belong solely and exclusively to Vascular

Genetics and shall be considered the property of Vascular Genetics for purposes of this Agreement. To the extent that such works do not constitute “works made for hire” under the Act, GenStar, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to Vascular Genetics, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Accordingly, Vascular Genetics will have the right to register, in the office of the Registrar of Copyrights of the United States, the Inventions in Vascular Genetics’ name as the owner and author of such Inventions. GenStar shall, upon request by Vascular Genetics and at Vascular Genetics’ expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by Vascular Genetics to document, enforce, protect or otherwise perfect Vascular Genetics’ copyright and other interests in the Inventions. Without limiting the generality or effect of any other provision of this Agreement, GenStar agrees to assign to Vascular Genetics without royalty or any other further consideration its entire right, title and interest in and to any Invention GenStar is required to disclose hereunder.

(e)    At Vascular Genetic’s expense, GenStar agrees to make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of Vascular Genetics; provided, however, that both parties agree that GenStar shall only be obligated to return such materials to Vascular Genetics if all amounts owed to GenStar (including amounts for Services rendered on partially completed projects) are paid in full (including any applicable late fees).

(f)    GenStar agrees, at Vascular Genetics’ expense, to assist Vascular Genetics in obtaining, maintaining, and enforcing patents and other proprietary rights claiming or otherwise covering any Invention covered under this Agreement for which Vascular Genetics has or obtains any right, title or interest. GenStar further agrees that its obligations under this Section shall continue beyond the termination of the term of this Agreement, but if GenStar is called upon to render such assistance after the termination of the term of this Agreement, GenStar shall be entitled to compensation for such assistance (including fees for Services and reimbursement of any out-of-pocket expenses).

(g)    The transfer of all materials, equipment, documents, files, and records from one party to another shall be documented. Documents to be transferred shall include, but are not limited to, standard operating procedures (SOPs), manufacturing plans and specifications, validation and verification procedures, drug master files (DMFs), purchase orders, contracts, and correspondence with third parties. At the written request of Vascular Genetics, GenStar shall transfer within five (5) days of receipt all requested documents in GenStar’s possession and that have been created in the performance of Services hereunder that reasonably relate to compliance with appropriate FDA laws and regulations, including but not limited to current Good Manufacturing Practices provided, however, that both parties agree that GenStar shall only be obligated to return such documents to Vascular Genetics if all amounts owed to GenStar (including amounts for Services rendered on partially completed projects) are paid in full (including any applicable late fees). In addition, at the written request of Vascular Genetics or at the termination of this Agreement, whichever is earlier, GenStar shall return to Vascular Genetics all materials, equipment, and procedures received from Vascular Genetics or its representatives unless Vascular Genetics specifically directs GenStar to do otherwise; provided, however, that both parties agree that GenStar shall only be obligated to return such materials, equipment, and procedures to Vascular Genetics if all amounts owed to GenStar (including amounts for Services rendered on partially completed projects) are paid in full (including any applicable late fees).

(h)    Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by any Party to the other Party. For clarity, nothing herein shall be construed as GenStar granting any right under any inventions or intellectual property existing prior to the Effective Date hereof or conceived, made or developed outside of the performance of the Services hereunder. ALL RIGHTS WITH RESPECT TO TECHNOLOGY OR INTELLECTUAL PROPERTY RIGHTS THAT ARE NOT SPECIFICALLY GRANTED HEREIN ARE RESERVED TO THE OWNER OF SUCH TECHNOLOGY OR INTELLECTUAL PROPERTY RIGHTS.

6.    Term.

(a)    This Agreement shall be effective upon execution and continue thereafter unless terminated as provided in this Section 6.

(b)    This Agreement may be terminated voluntarily by either Party for any reason upon thirty (30) days prior written notice, or such shorter period as may be mutually agreed upon by the Parties hereto.

(c)    Either Party may terminate this Agreement upon written notice effective immediately to the other Party if (i) the Merger Agreement is terminated in accordance with its terms; (ii) the other Party is in material default under this Agreement and fails to cure such default within thirty (30) days after receiving written notice of such default; or (iii) the other Party becomes the subject of any bankruptcy, insolvency, liquidation, winding-up or similar proceeding.

(d)    If this Agreement is terminated in accordance with as provided in this Section 6, GenStar shall immediately deliver to Vascular Genetics all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Confidential Information (as defined in Section 8) of Vascular Genetics that are in GenStar’s (or its agents) possession, whether made or compiled by GenStar or furnished to GenStar by Vascular Genetics, or if requested by Vascular Genetics, destroy such materials, and provide written certification to Vascular Genetics that such materials have been returned or destroyed; provided, however, that both parties agree that GenStar will only be obligated to return or destroy such materials if all amounts owed to GenStar (including amounts for Services rendered on partially completed projects) are paid in full by Vascular Genetics (including any applicable late fees). Each Party hereby agrees that it will not retain any copies, extracts or other reproductions in whole or in part of any received Confidential Information of the other Party; provided that each Party shall have the right to retain a single copy of any such Confidential Information solely for purposes of reviewing its obligations with respect thereto.

7.    Indemnification.

(a)    Vascular Genetics shall indemnify and hold GenStar, its affiliates, and their officers, directors, employees, and agents (each, an “Indemnitee”) harmless from and against all claims, liabilities, obligations, suits, causes of action, or expenses (including reasonable attorneys fees) (collectively “Claims”) claimed to have resulted, directly or indirectly, from or in connection with the performance of the Services; provided, however, that Vascular Genetics shall not be required to indemnify or hold harmless an indemnitee to the extent the Claims are caused by the negligence or willful misconduct of such indemnitee, or by the breach by GenStar or such indemnitee of this Agreement.

(b)    An Indemnitee shall provide written notice to Vascular Genetics of any Claims with respect to which it seeks indemnification, and Vascular Genetics may, at its option, assume the defense of such Claims with counsel reasonably satisfactory to the indemnitee. If such defense is assumed by Vascular Genetics with counsel so selected, Vascular Genetics will not be subject to any liability for any settlement of such claim made by an indemnitee without Vascular Genetics’ consent (such consent not to be unreasonably withheld or delayed). No Indemnitee will be subject to any liability for any settlement of such Claims made by Vascular Genetics without such indemnitee’s consent (such consent not to be unreasonably withheld or delayed), and such settlement shall include an unconditional release of such indemnitee from all liability on such Claims. If an Indemnitee desires to retain separate counsel, such indemnitee shall have the right to do so, but Vascular Genetics will not be obligated to pay the fees and expenses of such separate counsel (unless there is a conflict of interest in representing both the Indemnitee and Vascular Genetics). The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any legal proceeding, claim or demand and to engage in no action that would result in or increase liability on the part of another Party.

(c)    The provisions of this Section 7 shall survive termination of the Agreement.

8.    Confidentiality.

(a)    Except as expressly provided herein, Vascular Genetics and GenStar agree that, for the term of this Agreement and for five years thereafter, a Party (the “Receiving Party”) receiving any Confidential Information, as defined herein, of the other Party (the “Disclosing Party”) shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose such Confidential Information, except to the extent that it can be established by the Receiving Party that such Confidential Information:

(i)    is approved by prior written authorization of the Disclosing Party for release by the Receiving Party;

(ii)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure as evidenced by written records made prior to such receipt or disclosure;

(iii)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iv)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(v)    was subsequently lawfully disclosed to the Receiving Party by a person other than the Disclosing Party; or

(vi)    was developed by the Receiving Party without reference to any Confidential Information or other materials disclosed by the Disclosing Party and without breach of this Agreement, as evidenced by written records of the Receiving Party in existence as of disclosure by the Disclosing Party.

(b)    Notwithstanding the foregoing, a Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations (including securities filings) or otherwise submitting information to tax or other governmental authorities, making a permitted sublicense or other exercise of its rights hereunder or conducting clinical trials, provided that if a Receiving Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the Disclosing Party of such disclosure requirement and, save to the extent inappropriate in the case of patent applications, will use efforts consistent with prudent business judgment to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).

(c)    For the purposes of this Section 8, “Confidential Information” shall mean the terms of this Agreement and all trade secrets, know-how and nonpublic information which relates to research, development, trade secrets, know-how, inventions, source codes, technical data, software programming, concepts, designs, procedures, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategies and other proprietary or confidential information, protectable under the laws of the United States or any other jurisdiction or country.

(d)    The restrictions expressed in this Section 8 shall in no way be deemed to supersede or eliminate any other rights of the Disclosing Party under applicable law relating to trade secrets.

(e)    No right or license under any patent or proprietary right is granted hereunder by virtue of the disclosure of Confidential Information by one Party to the other.

9.    Miscellaneous.

(a)    Notices.    All notices required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission or mailed by registered or certified mail addressed to the Party to whom such notice is required or permitted to be given. All notices shall be deemed to have been given when transmitted if given by facsimile and confirmation of receipt is received or, if mailed, forty-eight hours after mailed as evidenced by the postmark at the point of mailing.

All notices to GenStar shall be addressed as follows:

GenStar Therapeutics Corporation
10865 Altman Row
San Diego, California 92121
Attention: Robert E. Sobol
Telephone No.: (858) 450-5949
Facsimile No.: (858) 450-0425

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Herbert Fockler, Esq.
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

All notices to Vascular Genetics shall be addressed as follows:

Vascular Genetics, Inc.
430 Tenth Street, NW, Suite S-204
Atlanta, Georgia 30318
Attention: Robert T. Atwood
Telephone No.: (404) 526-6200
Facsimile No.: (404) 526-6218

with a copy to:

McKenna Long & Aldridge, LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attention: Robert E. Tritt, Esq.
Telephone No.: (404) 527-8130
Facsimile No.: (404) 527-4198

Either Party may, by written notice to the other, designate a new address or number to which notices to the Party giving the notice shall thereafter be mailed or sent.

(b)    Force Majeure.    GenStar shall not be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that GenStar uses its reasonable best efforts to overcome the same.

(c)    LIMITATION OF LIABILITY.    IN NO EVENT SHALL GENSTAR BE LIABLE TO VASCULAR GENETICS FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

(d)    Entire Agreement.    This Agreement constitutes the entire understanding of the Parties with respect to the matters provided for herein and supersedes any previous agreements and understanding between the Parties with respect to the subject matter hereof and thereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is asserted.

(e)    Modifications and Waivers.    Any of the terms or conditions of this Agreement may be amended, modified or waived in writing at any time by the Party, which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar) or of the same provision in respect of a subsequent event.

(f)    Disclaimer of Agency.    This Agreement shall not constitute either Party the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create, or incur any third-party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party except as expressly set forth in this Agreement. The relationship of GenStar and Vascular Genetics shall be solely that of contracting parties, and no partnership, joint venture or other arrangement of any nature shall be deemed to be created hereby.

(g)    Severability.    If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be thereafter amended by the Parties hereto such that it is thereafter legal, valid and enforce-able and gives effect to the intention of the Parties, but in any event the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

(h)    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed in such jurisdiction.

(i)    Assignment.    Except as provided in Section 3, neither GenStar nor Vascular Genetics shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other Party, except that either may assign this Agreement without such consent to an entity that acquires all or substantially all of the assets or business of such Party, whether by sale, merger or otherwise. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

(j)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

(k)    Headings.    The headings of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

This Services Agreement is executed by the Parties as of the date indicated above.

GENSTAR, INC.

/s/ ROBERT E. SOBOL
Robert E. Sobol President and Chief Executive Officer

VASCULAR GENETICS, INC.

/s/ RICHARD OTTO
Name:	Richard Otto
Title:	Chief Executive Officer